EXHIBIT 99.1

PNM Resources, Continental Energy Systems Terminate
Agreement for Acquisition of Cap Rock Energy
Sale of PNM gas operations moving forward

(ALBUQUERQUE, N.M.) – PNM Resources, Inc.  (NYSE: PNM) and Continental Energy Systems LLC today announced that they have mutually agreed to terminate PNM Resources’ pending acquisition of Cap Rock Energy Corporation, a regulated Texas electric distribution and transmission subsidiary of Continental.

The parties will focus their efforts on completing the pending acquisition by Continental of the natural gas business of PNM Resources’ subsidiary, PNM.

“The sale of the PNM gas operations remains on track, and we can now focus our complete attention on obtaining the New Mexico regulatory approval for that transaction,” said Jeff Sterba, PNM Resources chairman, president and CEO. Sterba said hearings before the N.M. Public Regulation Commission regarding the gas operations sale are scheduled to begin in September.

In order to retain the Cap Rock business, the sale of which was always dependent on the closing of the PNM gas sale, Continental has agreed as part of the termination negotiations to pay PNM Resources $15 million, but only upon the closing of the PNM gas sale.

“We are excited about the retention of our operations in Texas and look forward to completing our acquisition of PNM’s gas operations as soon as possible,” said George A. Schreiber, Jr., CEO of Continental.  “Over the years, PNM Resources and its subsidiaries have been outstanding supporters of the communities they serve,” he said. “Efforts are underway to continue that tradition, and we will work with PNM to assure a smooth transition for customers and the community.”

PNM Resources Acquisition of Cap Rock Terminated

About PNM Resources
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2007 consolidated operating revenues from continuing and discontinued operations of $2.4 billion. Through its utility and energy subsidiaries, PNM Resources serves electricity to approximately 835,000 homes and businesses in New Mexico and Texas and natural gas to nearly 492,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Another subsidiary is First Choice Power, a deregulated competitive retail electric provider in Texas. With generation resources of more than 2,650 megawatts, PNM Resources and its subsidiaries market power throughout the Southwest, Texas and the West. In addition, the company has a 50-percent ownership of EnergyCo, which owns approximately 920 megawatts of generation. For more information, visit www.PNMResources.com.

About Continental Energy Systems
Continental Energy Systems is a utility holding company. Through its subsidiaries, the company serves approximately 415,000 natural gas customers in Alaska and Michigan and transmits and distributes electricity to residential and commercial customers in 28 counties in Texas.

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